Exhibit 99.1

PSB ANNOUNCES SEPTEMBER 2012 QUARTERLY EARNINGS OF

$.74 PER SHARE ON NET INCOME OF $1.2 MILLION

Wausau, Wisconsin [OTCQB:PSBQ] – PSB Holdings, Inc. (“PSB”) and Peoples State Bank (“Peoples”) reported September 2012 quarterly earnings of $.74 per share on net income of $1,226,000 compared to earnings of $.84 per share on net income of $1,394,000 during the prior year September 2011 quarter. September 2012 quarterly earnings were negatively impacted by $383,000 of data conversion costs ($232,000 after tax benefits) associated with integration of Marathon State Bank (“Marathon”), a bank acquired during the June 2012 quarter with $107 million in total assets. Excluding Marathon’s data conversion and merger-related professional fees, September 2012 quarterly earnings would have been $1,499,000, or $.90 per share, a 7% increase over September 2011. Year to date, 2012 earnings totaled $4,324,000, or $2.60 per share, compared to $3,905,000, or $2.36 per share, last year. Excluding the gain on bargain purchase of Marathon and related data conversion and professional fees, earnings during the nine months ended September 30, 2012, would have been $4,274,000, or $2.57 per share, a 9% increase over 2011.

Peter W. Knitt, President and CEO of PSB noted, “Before merger integration expenses, increased September 2012 quarterly earnings benefited from increased net interest income from addition of Marathon’s assets, higher mortgage banking income from refinance of residential mortgage loans, and a reduction in provision for loan losses as loan portfolio credit quality continues to improve. This additional income offset a $280,000 write-down to our largest foreclosed asset following acceptance of an offer to purchase and a $117,000 impairment to our mortgage servicing right asset from accelerated refinance activity.”

Knitt further added, “Although net interest margin is under pressure from loans maturing into today’s very low rate environment, we are optimistic for increased December 2012 quarterly earnings due to continued high mortgage refinance income and low provision for loan losses. Net income will also be enhanced by the merger of Marathon into Peoples on October 13, 2012 as significantly all merger and integration costs have already been recognized. However, 2013 income growth will be very challenging as net interest margin is expected to decline and competition for quality loan growth remains fierce.”

Financial Highlights:

❖	September 2012 quarterly earnings of .74 per share declined from $.84 per share during September 2011 due to data conversion costs associated with the purchase of Marathon. Earnings per share excluding merger integration costs would have been $.90 in September 2012 and $.84 in September 2011, up 7% on higher net interest income from addition of Marathon’s assets, higher mortgage refinance income, and lower credit costs.

❖	Tangible net book value of $32.34 per share, up 7% compared to September 30, 2011. Year to date return on average stockholders’ equity during 2012 was 11.02% (10.89% excluding the Marathon purchase gain and related costs) compared to 10.75% during 2011.

❖	Lower nonperforming assets totaling $17.2 million at September 30, 2012 (2.48% of total assets), down 7% since September 30, 2011 with further improvement expected in the December 2012 quarter.

Balance Sheet Changes

Total assets were $692.6 million at September 30, 2012, down $16.4 million, or 2.3%, during the September 2012 quarter but up $69.7 million, or 11.2%, since December 31, 2011 due to acquisition of Marathon. During the September 2012 quarter, Marathon’s substantial liquidity and cash flow from maturing investment securities and short-term commercial paper were used to pay down $10.9 million of wholesale funding. In addition, PSB used excess liquidity to fund purchase of the remaining $4.7 million of Marathon common stock (out of the original $5.5 million purchase price) which was previously reflected as a liability at June 30, 2012.

Commercial real estate and other commercial-related loans increased $7.9 million during the September 2012 quarter, which was also funded by maturing securities and short-term investments in Marathon’s security portfolio. Total net loans receivable were $473.2 million at September 30, 2012, compared to $466.3 million at June 30, 2012, up $6.9 million, or 1.5%.

PSB local deposits declined $3.7 million during the September 2012 quarter, or 0.7%, to $484.3 million at September 30, 2012. Marathon local deposit retention has met expectations following the acquisition, increasing $5.5 million to $90.3 million compared to $84.8 million at the June 14, 2012 purchase date. Purchase date deposits exclude the $14.5 million Marathon special shareholder dividend paid prior to the acquisition and reflected as a Marathon deposit on the acquisition date. Many former Marathon shareholders deposited a portion of their special dividend and stock purchase payment into their Marathon deposit account, which accounted for a significant portion of the increase in Marathon deposits since the acquisition date. During the December 2012 quarter, PSB could see a decline in Marathon deposits from balances held at September 30, 2012, from typical deposit attrition following the integration of Marathon into Peoples State Bank.

Purchase of Marathon State Bank

PSB completed its $5.5 million cash purchase of Marathon on June 14, 2012, and recorded an $851,000 gain on bargain purchase ($515,000 after tax expense) under purchase accounting rules. Marathon was a competitor in PSB’s existing market area located in a rural community located 11 miles away from PSB’s home office in Wausau, Wisconsin. On the closing date, Marathon added $107.4 million in total assets to PSB, including $20.4 million in cash and cash equivalents, $54.4 million in securities, $31.6 million in loans receivable, and $1.0 million in other assets. Marathon also added $99.3 million in local deposits and $1.6 million in brokered deposits. No core deposit intangible asset was recorded because the amount calculated was insignificant. PSB merged its existing $16.0 million total assets branch into Marathon’s location during the September 2012 quarter and fully completed the merger of Marathon into Peoples on October 13, 2012.

Asset Quality, Credit Costs, and the Allowance for Loan Losses

PSB recorded no provision for loan losses during the September 2012 quarter compared to $360,000 recorded during September 2011, as the pace of new problem loans added to nonperforming assets has slowed considerably compared to the prior year, while older problem loans are resolved or charge-off. However, PSB did record a $280,000 partial write-down of its largest foreclosed property and is under contract to sell the property before the end of 2012. The partial write-down was included in the September 2012 quarterly loss on foreclosed assets of $330,000 compared to a loss of $66,000 during the September 2011 quarter. Combined credit costs were $330,000 during the September 2012 quarter, compared to $426,000 during the September 2011 quarter. Year to date during the nine months ended September 2012, provision for loan losses and loss on foreclosed assets totaled $892,000, compared to $1,789,000 in 2011. Declining credit costs have been an important contributor to increased earnings during 2012.

Total nonperforming assets decreased $195,000, or 1.1%, since June 30, 2012, and decreased $692,000, or 3.9%, since December 31, 2011. The improvement has been led by lower foreclosed assets, which declined $590,000, or 20.1%, since December 31, 2011. PSB expects continued improvement in nonperforming assets during the December 2012 quarter as a $1 million foreclosed asset is sold and the pace of newly restructured borrowers slows. At September 30, 2012, the allowance for loan losses was $7,431,000, or 1.55% of total loans (53% of nonperforming loans), compared to $7,941,000, or 1.78% of total loans (56% of nonperforming loans) at December 31, 2011.

Nonperforming assets are shown in the following table.

Non-Performing Assets as of	September 30,		December 31
(dollars in thousands)	2012	2011	2011

Nonaccrual loans (excluding restructured loans)	$5,951	$5,931	$5,893
Nonaccrual restructured loans	2,189	2,098	2,081
Restructured loans not on nonaccrual	5,952	6,357	6,220
Accruing loans past due 90 days or more	—	—	—

Total nonperforming loans	14,092	14,386	14,194
Nonaccrual trust preferred investment security	750	750	750
Foreclosed assets	2,349	3,447	2,939

Total nonperforming assets	$17,191	$18,583	$17,883

Nonperforming loans as a % of gross loans	2.93%	3.26%	3.19%
Total nonperforming assets as a % of total assets	2.48%	3.04%	2.87%

Net charge-offs of loan principal were $217,000 and $835,000 during the quarter and nine months ended September 30, 2012, respectively. Net loan charge-offs were $158,000 and $1,091,000 during the quarter and nine months ended September 30, 2011, respectively. Annualized net loan charge-offs have declined steadily during 2012 and were 0.24% and 0.33% of total loans during the nine months ended September 30, 2012 and 2011, respectively.

At September 30, 2012, all nonperforming assets aggregating to $500,000 or more measured by gross principal outstanding per credit relationship (seven relationships) totaled $7.2 million before $510,000 in specific reserves, representing 42% of total nonperforming assets. At December 31, 2011, all nonperforming assets aggregating to $500,000 or more measured by gross principal outstanding per credit relationship (nine relationships) totaled $9.3 million before $694,000 in specific reserves, representing 52% of total nonperforming assets.

Capital and Liquidity

During the nine months ended September 30, 2012, stockholders’ equity increased $3,433,000 primarily from $3,709,000 in retained net income (net of $615,000 of cash dividends paid). Net book value increased to $32.34 per share at September 30, 2012 compared to $30.44 per share at December 31, 2011. PSB’s equity to assets ratio has declined since the beginning of the year due to the cash purchase of Marathon in the June 2012 quarter. Common stockholders’ equity was 7.77% of total assets at September 30, 2012 compared to 7.42% of assets at June 30, 2012 and 8.09% of assets at December 31, 2011. For regulatory purposes, the $7 million 8% senior subordinated notes maturing July 2019 and $7.7 million junior subordinated debentures maturing September 2035 reflected as debt on the Consolidated Balance Sheet are reclassified as Tier 2 and Tier 1 regulatory equity capital, respectively. PSB was considered “well capitalized” under banking regulations at September 30, 2012.

PSB regularly maintains access to wholesale markets to fund loan originations and manage local depositor needs. At September 30, 2012, unused (but available) wholesale funding was approximately $258 million, or 37% of total assets, compared to $238 million, or 38% of total assets at December 31, 2011. Unused wholesale funding sources include federal funds purchased lines of credit, Federal Reserve Discount Window advances, FHLB advances, brokered and national certificates of deposit, and a holding company correspondent bank line of credit. PSB’s ability to borrow funds on a short-term basis from the Federal Reserve Discount Window is an important part of its liquidity analysis and represented 31% and 42% of unused but available liquidity at September 30, 2012 and December 31, 2011, respectively. Unused but available liquidity improved with the acquisition of Marathon, which accounted for 88% of the increase in available liquidity compared to December 31, 2011.

Net Interest Margin

Tax adjusted net interest income totaled $5,412,000 (on net margin of 3.37%) during the September 2012 quarter compared to $5,086,000 (3.42%) in the June 2012 quarter and $5,051,000 (3.53%) in the September 2011 quarter. During the quarter ended September 30, 2012, loan yields declined .04% (to 5.11%) while the average deposit cost declined .12% (to .75%) compared to the linked June 2012 quarter. However, net interest margin was negatively impacted by holding short-term excess funds associated with the Marathon acquisition and pending merger with Peoples State Bank. Excluding the net increase in other interest earning assets (primarily federal funds sold) from excess Marathon liquidity, September net interest margin would have increased .04% to 3.41% compared to 3.42% in the June 2012 quarter. A decline in tax adjusted investment security yields accounted for the remainder of the decline in net margin during September 2012 compared to June 2012 and investment yields continue to be under significant downward pressure in coming quarters as maturing funds are reinvested.

For the nine months ended September 30, 2012, tax adjusted net interest income totaled $15,493,000 (on net margin of 3.43%) compared to $15,062,000 (3.52%) during 2011. During 2012, loan yields declined ..38%, although the cost of interest bearing liabilities also declined .41%. However, maturing investment cash flows have been reinvested into significantly lower market rates and a declining yield on investment securities has lowered net interest margin during 2012 compared to 2011. Loan maturities and originations in the coming quarter will also be priced at rates lower than the current portfolio and reduction to average deposit rates is unlikely to completely offset the loan decline. Due to these factors, PSB may experience a decline in net interest income or net margin during upcoming quarters.

Noninterest and Fee Income

Total noninterest income for the quarter ended September 30, 2012 was $1,444,000, compared to $1,367,000 earned during the September 2011 quarter, an increase of $77,000, or 5.6%. Customer residential mortgage loan refinance activity led mortgage banking activity higher by $184,000, or 66.2% more than seen during September 2011. However, this increase was partially offset by a reduction in other noninterest income from lower swap sale commissions, which declined $100,000 during the September 2012 quarter compared to 2011. PSB expects to see similar elevated mortgage banking income during the upcoming December 2012 quarter compared to 2011. However, mortgage refinance activity is expected to decline significantly during 2013, as most qualifying borrowers will have completed a refinance into the current rate levels. PSB expects that lower mortgage banking fees will have a negative impact on net income in 2013.

During the nine months ended September 30, noninterest income was $5,009,000 in 2012, up $1,048,000 from $3,961,000 in 2011. Absent the $851,000 Marathon bargain purchase gain recorded in the June 2012 quarter, noninterest income would have increased $197,000, or 5.0% from 2011, primarily from a $229,000 increase in mortgage banking, up 23.3%. Despite 2011 regulation to limit bank debit card interchange and overdraft fees, net fee income on these products after vendor costs year to date has declined less than 1% and totaled $1,233,000 and $1,241,000 during 2012 and 2011, respectively. As card payment systems undergo changes due to regulation and consumer payment habits change, PSB could see debit card and overdraft fee income decline slightly during 2013, negatively impacting net income.

Operating Expenses

Noninterest expenses totaled $4,860,000 during the September 2012 quarter compared to $3,835,000 during the September 2011 quarter, up $1,025,000. Excluding the loss on foreclosed assets for both periods, $383,000 in Marathon 2012 data conversion costs, and $43,000 in Marathon 2012 merger professional fees, September 2012 quarterly expenses would have been $4,104,000 compared to $3,769,000 during 2011, an increase of $335,000 or 8.9%. Marathon operating expenses, primarily wage and benefit expense, led the increase in expenses, adding $228,000 in normal recurring expenses. Excluding Marathon data processing expenses, PSB data processing and other office operations increased $73,000, or 19.5% over September 2011 due to higher costs associated with PSB’s outsourced information processing system. Data processing expense increased as special conversion contractual cost reductions associated with PSB’s June 2010 data system conversion were fully phased out during the September 2011 quarter. On a linked quarter basis, Peoples’ data processing system and office operations costs (excluding Marathon) were $441,000 during the September 2012 quarter and $402,000 during the June 2012 quarter.

Noninterest expenses totaled $13,043,000 during the nine months ended September 2012 compared to $11,657,000 during year to date September 2011, up $1,386,000. Excluding the loss on foreclosed assets for both periods, $383,000 in Marathon data conversion costs, and $118,000 in Marathon merger professional fees, September 2012 year to date expenses would have been $11,975,000 compared to $11,018,000 during 2011, an increase of $957,000 or 8.7%. Marathon operating expenses, primarily wage and benefit expense, led the increase in expenses, adding $317,000 in normal recurring expenses. Excluding Marathon data processing expenses, data processing and other office operations increased $245,000, or 24.5%, over 2011 due to higher costs associated with PSB’s outsourced information processing system. Separate from Marathon, PSB base salaries and wages increased $264,000, or 5.8%, from inflationary wage increases and slight employee growth year to date during 2012.

During the September 2012 quarter, PSB capitalized $150,000 of Marathon data conversion expenses as premises and equipment related to customized system programming, which will be amortized as data processing expense over the remaining term of the outsourced data processing contract. While the most significant Marathon merger and integration costs have been previously expensed, PSB could incur final costs associated with the October 13, 2012 technology conversion and a potential loss on sale of the prior and now vacated Peoples Marathon branch location based on market and sale conditions for the real estate. The remaining branch premises and equipment is held for sale with a remaining cost basis of approximately $190,000.

About PSB Holdings, Inc.

PSB Holdings, Inc. is the parent company of Peoples State Bank. Peoples is headquartered in Wausau, Wisconsin, operating eight full service retail and commercial locations serving north central Wisconsin in Marathon, Oneida, and Vilas counties. In addition to traditional retail and commercial banking products, Peoples provides retail investments and insurance annuities, retirement planning, commercial treasury management services, and long-term fixed rate residential mortgages. More information concerning the operations and performance of PSB Holdings, Inc. may be found on the PSB investor relations website, www.psbholdingsinc.com. PSB stock is traded on the Over the Counter Bulletin Board Exchange and the OTC Markets Exchange under the symbol PSBQ.

Forward Looking Statements

Certain matters discussed in this news release, including those relating to the growth of PSB, its profits, and future interest rates, are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Reform Act of 1995. Such statements involve risks and uncertainties which may cause results to differ materially from those set forth in this release. Among other things, these risks and uncertainties include the strength of the economy, the effects of government policies, including, in particular, interest rate policies, and other risks and assumptions outlined under “Forward - Looking Statements” and elsewhere in Item 1A of PSB’s Form 10-K for the year ended December 31, 2011. PSB assumes no obligation to update or supplement forward-looking statements that become untrue because of events subsequent to the release of this filing.

PSB Holdings, Inc.

Quarterly Financial Summary

(dollars in thousands, except per share data)

	Quarter ended – Unaudited
	September 30,	June 30,	March 31,	December 31,	September 30,
Earnings and dividends:	2012	2012	2012	2011	2011

Net income	$1,226	$1,918	$1,180	$1,400	$1,394
Basic earnings per share(3)	$0.74	$1.15	$0.70	$0.85	$0.85
Diluted earnings per share(3)	$0.74	$1.15	$0.70	$0.85	$0.84
Dividends declared per share(3)	$—	$0.36	$—	$0.35	$—
Net book value per share	$32.34	$31.64	$30.96	$30.44	$30.10
Semi-annual dividend payout ratio	n/a	19.44%	n/a	20.86%	n/a
Average common shares outstanding	1,663,472	1,663,410	1,663,138	1,654,111	1,653,179

Balance sheet - average balances:

Loans receivable, net of allowances	$460,697	$447,886	$436,907	$440,737	$434,031
Total assets	$698,103	$639,404	$607,917	$604,216	$602,088
Deposits	$550,564	$493,349	$466,121	$457,916	$452,225
Stockholders’ equity	$53,440	$52,835	$51,016	$50,910	$49,369

Performance ratios:

Return on average assets(1)	0.70%	1.21%	0.78%	0.92%	0.92%
Return on average stockholders’ equity(1)	9.13%	14.60%	9.30%	10.91%	11.20%
Average tangible stockholders’ equity
less accumulated other comprehensive
income (loss) to average assets(4)	7.44%	8.01%	8.10%	8.11%	7.84%
Net loan charge-offs to average loans(1)	0.19%	0.24%	0.31%	0.28%	0.14%
Nonperforming loans to gross loans	2.93%	2.95%	3.38%	3.19%	3.26%
Allowance for loan losses to gross loans	1.55%	1.61%	1.75%	1.78%	1.82%
Nonperforming assets to tangible equity
plus the allowance for loan losses(4)	28.59%	29.38%	32.44%	31.32%	32.82%
Net interest rate margin(1)(2)	3.37%	3.42%	3.50%	3.64%	3.53%
Net interest rate spread(1)(2)	3.21%	3.20%	3.27%	3.38%	3.28%
Service fee revenue as a percent of
average demand deposits(1)	2.17%	2.41%	2.66%	2.49%	2.95%
Noninterest income as a percent
of gross revenue	17.24%	25.81%	15.65%	16.31%	16.15%
Efficiency ratio(2)	70.89%	54.85%	66.04%	62.34%	59.75%
Noninterest expenses to average assets(1)	2.77%	2.56%	2.73%	2.71%	2.53%

Stock price information:

High	$29.20	$26.67	$24.76	$23.57	$23.81
Low	$24.50	$21.81	$21.86	$22.43	$22.05
Market value at quarter-end	$28.75	$25.24	$24.76	$22.48	$22.62

(1) Annualized

(2) The yield on tax-exempt loans and securities is computed on a tax-equivalent basis using a tax rate of 34%.

(3) Due to rounding, cumulative quarterly per share performance may not equal annual per share totals.

(4) Tangible stockholders’ equity excludes intangible assets and any preferred stock capital elements.

PSB Holdings, Inc.

Consolidated Statements of Income

	Three Months Ended		Nine Months Ended
(dollars in thousands,	September 30,		September 30,
except per share data – unaudited)	2012	2011	2012	2011

Interest and dividend income:
Loans, including fees	$5,965	$6,140	$17,591	$18,296
Securities:
Taxable	578	658	1,725	2,041
Tax-exempt	372	280	934	858
Other interest and dividends	18	17	57	56

Total interest and dividend income	6,933	7,095	20,307	21,251

Interest expense:
Deposits	1,037	1,375	3,259	4,200
FHLB advances	356	464	1,061	1,380
Other borrowings	150	162	447	494
Senior subordinated notes	141	142	425	425
Junior subordinated debentures	86	85	256	255

Total interest expense	1,770	2,228	5,448	6,754

Net interest income	5,163	4,867	14,859	14,497
Provision for loan losses	—	360	325	1,150

Net interest income after provision for loan losses	5,163	4,507	14,534	13,347

Noninterest income:
Service fees	424	436	1,239	1,223
Mortgage banking	462	278	1,213	984
Investment and insurance sales commissions	186	198	562	470
Increase in cash surrender value of life insurance	102	103	304	311
Gain on bargain purchase	—	—	851	—
Other noninterest income	270	352	840	973

Total noninterest income	1,444	1,367	5,009	3,961

Noninterest expense:
Salaries and employee benefits	2,329	2,210	6,709	6,311
Occupancy and facilities	408	384	1,210	1,249
Loss on foreclosed assets	330	66	567	639
Data processing and other office operations	892	375	1,724	1,001
Advertising and promotion	71	90	235	205
FDIC insurance premiums	123	59	335	397
Other noninterest expenses	707	651	2,263	1,855

Total noninterest expense	4,860	3,835	13,043	11,657

Income before provision for income taxes	1,747	2,039	6,500	5,651
Provision for income taxes	521	645	2,176	1,746

Net income	$1,226	$1,394	$4,324	$3,905
Basic earnings per share	$0.74	$0.85	$2.60	$2.36
Diluted earnings per share	$0.74	$0.84	$2.60	$2.36

PSB Holdings, Inc.

Consolidated Statements of Comprehensive Income

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(dollars in thousands – unaudited)	2012	2011	2012	2011

Net income	$1,226	$1,394	$4,324	$3,905

Other comprehensive income, net of tax:

Unrealized gain (loss) on securities available for sale	14	(23)	(60)	261

Amortization of unrealized gain on securities available for sale
transferred to securities held to maturity included in net income	(66)	(112)	(210)	(275)

Unrealized loss on interest rate swap	(64)	(283)	(177)	(412)

Reclassification adjustment of interest rate swap settlements included in earnings	26	29	77	84

Comprehensive income	$1,136	$1,005	$3,954	$3,563

PSB Holdings, Inc.

Consolidated Balance Sheets

September 30, 2012 unaudited, December 31, 2011 derived from audited financial statements

	September 30,	December 31,
(dollars in thousands, except per share data – unaudited)	2012	2011
Assets

Cash and due from banks	$21,120	$14,805
Interest-bearing deposits and money market funds	1,863	1,829
Federal Funds sold	11,173	21,571

Cash and cash equivalents	34,156	38,205
Securities available for sale (at fair value)	77,732	59,383
Securities held to maturity (fair value of $71,361 and $50,571)	68,730	49,294
Bank certificates of deposit	2,484	2,484
Loans held for sale	303	39
Loans receivable, net of allowance for loan losses	473,249	437,557
Accrued interest receivable	2,505	2,068
Foreclosed assets	2,349	2,939
Premises and equipment, net	10,275	9,928
Mortgage servicing rights, net	1,091	1,205
Federal Home Loan Bank stock (at cost)	2,761	3,250
Cash surrender value of bank-owned life insurance	11,710	11,406
Other assets	5,218	5,109

TOTAL ASSETS	$692,563	$622,867

Liabilities

Non-interest-bearing deposits	$79,201	$75,298
Interest-bearing deposits	468,637	406,211

Total deposits	547,838	481,509

Federal Home Loan Bank advances	50,124	50,124
Other borrowings	19,273	19,691
Senior subordinated notes	7,000	7,000
Junior subordinated debentures	7,732	7,732
Accrued expenses and other liabilities	6,801	6,449

Total liabilities	638,768	572,505

Stockholders’ equity

Preferred stock – no par value: Authorized – 30,000 shares	—	—
Common stock – no par value with a stated value of $1 per share:
Authorized – 3,000,000 shares
Issued – 1,830,266 shares; Outstanding – 1,663,472 shares	1,830
Issued – 1,830,266 shares; Outstanding – 1,654,639 shares		1,830
Additional paid-in capital	6,994	7,140
Retained earnings	47,924	44,215
Accumulated other comprehensive income, net of tax	1,564	1,934
Treasury stock, at cost – 166,794 and 175,627 shares, respectively	(4,517)	(4,757)

Total stockholders’ equity	53,795	50,362

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$692,563	$622,867

PSB Holdings, Inc.

Average Balances and Interest Rates

Quarter ended September 30,

	2012			2011
	Avg. Bal	Interest	Yield/Rate	Avg. Bal	Interest	Yield/Rate
Assets
Interest-earning assets:
Loans(1)(2)	$468,437	$6,022	5.11%	$441,889	$6,180	5.55%
Taxable securities	100,617	578	2.29%	79,329	658	3.29%
Tax-exempt securities(2)	49,764	564	4.51%	32,431	424	5.19%
FHLB stock	2,761	2	0.29%	3,250	1	0.12%
Other	17,392	16	0.37%	10,544	16	0.60%

Total(2)	638,971	7,182	4.47%	567,443	7,279	5.09%

Non-interest-earning assets:
Cash and due from banks	33,635			8,650
Premises and equipment, net	10,179			10,158
Cash surrender value insurance	11,648			11,238
Other assets	11,410			12,457
Allowance for loan losses	(7,740)			(7,858)

Total	$698,103			$602,088

Liabilities & stockholders’ equity
Interest-bearing liabilities:
Savings and demand deposits	$168,067	$206	0.49%	$122,878	$292	0.94%
Money market deposits	111,203	131	0.47%	96,702	202	0.83%
Time deposits	193,719	700	1.44%	174,069	881	2.01%
FHLB borrowings	51,700	356	2.74%	58,646	464	3.14%
Other borrowings	18,725	150	3.19%	21,745	162	2.96%
Senior subordinated notes	7,000	141	8.01%	7,000	142	8.05%
Junior subordinated debentures	7,732	86	4.42%	7,732	85	4.36%

Total	558,146	1,770	1.26%	488,772	2,228	1.81%

Non-interest-bearing liabilities:
Demand deposits	77,575			58,576
Other liabilities	8,942			5,371
Stockholders’ equity	53,440			49,369

Total	$698,103			$602,088

Net interest income		$5,412			$5,051
Rate spread			3.21%			3.28%
Net yield on interest-earning assets			3.37%			3.53%

(1) Nonaccrual loans are included in the daily average loan balances outstanding.

(2) The yield on tax-exempt loans and securities is computed on a tax-equivalent as is using a tax rate of 34%.

PSB Holdings, Inc.

Average Balances and Interest Rates

Nine months ended September 30,

		2012			2011
	Avg. Bal	Interest	Yield/Rate	Avg. Bal	Interest	Yield/Rate
Assets
Interest-earning assets:
Loans(1)(2)	$456,375	$17,744	5.19%	$441,970	$18,419	5.57%
Taxable securities	91,062	1,725	2.53%	79,709	2,041	3.42%
Tax-exempt securities(2)	38,965	1,415	4.85%	33,080	1,300	5.25%
FHLB stock	2,878	6	0.28%	3,250	3	0.12%
Other	14,934	51	0.46%	14,518	53	0.49%

Total(2)	604,214	20,941	4.63%	572,527	21,816	5.09%

Non-interest-earning assets:
Cash and due from banks	19,188			8,356
Premises and equipment, net	10,003			10,279
Cash surrender value insurance	11,546			11,119
Other assets	11,383			12,811
Allowance for loan losses	(7,881)			(7,799)

Total	$648,453			$607,293

Liabilities & stockholders’ equity
Interest-bearing liabilities:
Savings and demand deposits	$149,816	$631	0.56%	$126,571	$877	0.93%
Money market deposits	109,171	452	0.55%	101,877	640	0.84%
Time deposits	175,203	2,176	1.66%	171,806	2,683	2.09%
FHLB borrowings	51,215	1,061	2.77%	57,327	1,380	3.22%
Other borrowings	19,166	447	3.12%	26,172	494	2.52%
Senior subordinated notes	7,000	425	8.11%	7,000	425	8.12%
Junior subordinated debentures	7,732	256	4.42%	7,732	255	4.41%

Total	519,303	5,448	1.40%	498,485	6,754	1.81%

Non-interest-bearing liabilities:
Demand deposits	69,524			55,492
Other liabilities	7,201			4,768
Stockholders’ equity	52,425			48,548

Total	$648,453			$607,293

Net interest income		$15,493			$15,062
Rate spread			3.23%			3.28%
Net yield on interest-earning assets			3.43%			3.52%

(1) Nonaccrual loans are included in the daily average loan balances outstanding.

(2) The yield on tax-exempt loans and securities is computed on a tax-equivalent as is using a tax rate of 34%.

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